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                                                                      EXHIBIT 99


              PROCTER & GAMBLE TO ACQUIRE TAMBRANDS

                  TAMPAX, #1 BRAND IN TAMPONS,
         GIVES P&G OPPORTUNITY TO EXPAND INTO NEW MARKET

  GLOBAL SCALE AND EFFICIENCIES WILL MAXIMIZE GROWTH POTENTIAL

CINCINNATI AND WHITE PLAINS, N.Y., April 9, 1997 -- The Procter &
Gamble Company (P&G) and Tambrands Inc. announced that P&G will acquire Tambrands and its market-leading tampon brand, Tampax.

Under the terms of the definitive agreement unanimously approved by the Boards of directors of both companies, Tambrands shareholders will receive $50 per share in cash for each Tambrands share, for a total equity value of $1.85 billion. P&G plans to fund the acquisition with cash and short-term borrowings.

P&G will acquire all aspects of Tambrands' business, including manufacturing, technical and other facilities. The transaction is subject to certain conditions, including approval by Tambrands' shareholders, and regulatory clearance.

TAMPAX STANDS FOR TRUSTED PROTECTION

"This acquisition provides a unique opportunity for P&G to enter the tampon category with an established brand," P&G Chairman and Chief Executive John E. Pepper said. "Tambrands began selling Tampax more than 60 years ago and today it's still the market leader. It is the most trusted tampon brand in the world."

"Tampax helps us reach consumers around the world who prefer tampons," Pepper added. "This acquisition will allow us to take the expertise we've gained in the feminine protection business with Always and Whisper, our global pad brands, and apply it to a new market with Tampax."

P&G IS THE BEST POSSIBLE PARTNER

"P&G is the ideal partner for Tambrands," said Edward T. Fogarty, Tambrands' Chairman, President and Chief Executive Officer.
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"Becoming part of P&G -- a world class company with global
marketing and distribution capabilities -- will accelerate the global growth of Tampax and enable the brand to achieve its full potential. In today's intensely competitive market, where global scale and efficiencies are increasingly critical, we believe this transaction is in the best interest of Tambrands shareholders. P&G's belief in the brand is also a tribute to all of the Tambrands people around the world who have worked so hard to build this business."

OPPORTUNITIES FOR GROWTH

"Near term, P&G intends to grow the Tampax business through broader retail distribution and new marketing programs as well as geographic expansion. In fact, countries which account for over half of the world's population, principally in Latin America and Asia, account for less than 5 percent of Tampax's volume," continued Pepper.

"Longer term, we will look to improve existing products and develop new ones. We will do this by combining our research expertise with our in-depth knowledge of consumers, and by engaging the best medical and scientific experts to ensure women's health is enhanced by our efforts."

Dr. Mary Lake Polan, Professor and Chair of Stanford University School of Medicine's Department of Gynecology and Obstetrics, will lead P&G's scientific advisory board on matters relating to feminine hygiene and product research, as part of P&G's overall efforts to advance women's health.

"This transaction is good for both P&G and Tambrands shareholders. We will pay a fair price for Tambrands shares," said Pepper. "P&G shareholders will benefit from growth of the Tampax brand as well as efficiencies in a number of areas including selling and administration, raw materials sourcing and integration into P&G's distribution and logistics systems."

P&G said it would now begin to assess the best way to integrate
Tambrands. In the interim, Tambrands' employees will continue to operate the business.

"We're very pleased to welcome Tampax into P&G's family of leading personal care products, which includes Pampers, Pantene, Oil of Olay and many others," concluded Pepper. "We will work
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closely with Tambrands to complete this transaction as quickly as possible."

BACKGROUND ON PROCTER & GAMBLE AND TAMBRANDS

Procter & Gamble markets more than 300 brands to nearly five billion consumers in over 140 countries. Based in Cincinnati, Ohio, P&G has on-the-ground operations in over 60 countries and employs more than 103,000 people worldwide. In the fiscal year ending June 30, 1996, P&G had worldwide sales of more than $35 billion.

Tambrands has manufactured Tampax tampons for 60 years and is headquartered in White Plains, NY. In 1996, Tambrands reported global sales of $662 million, representing a 44 percent share of the worldwide tampon market. Tampax is marketed in over 150 countries, and over 90 percent of its current business is in North America and Europe. Tambrands employs 2,600 people around the world.

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Contacts:

Scott Stewart, Procter & Gamble (513) 945-8022
Elaine Plummer, Procter & Gamble (513) 983-7756
Dick Johnson, Procter & Gamble (Europe) 44.1.91279.2411
Janey Loyd, Tambrands (914) 696-6330
George Sard/Debbie Miller, Sard Verbinnen (Tambrands) (212) 687-
8080

Corporate Web Sites

Procter & Gamble (http://www.pg.com)
Tambrands (http://tampax.com)



This news release discusses historical information and includes forward-looking statements that involve a number of risks and uncertainties regarding the consummation of this transaction and
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the development, production and distribution of tampon products.
These include, among other things, the satisfaction of a number of conditions to closing the transaction; determinations by regulatory and administrative government authorities; the likelihood of increased competition in key markets; the success of technological developments; the reduction in the costs of developing, producing and selling tampon products; P&G's ability to integrate successfully Tambrands' business in an Efficient Consumer Response environment; and the risk factors listed or described from time to time in Tambrands' and P&G's filings with the United States Securities and Exchange Commission, including their reports on Form 10-K for their current fiscal years and on Form 10-Q for the most recent quarterly period for which such forms were required to be filed. Any of these risks or uncertainties may cause actual results or future circumstances to differ materially from the forward-looking statements contained in this news release.